Filed Pursuant to Rule 424(b)(3)

Registration No. 333-277888

PROSPECTUS

Up to $150,000,000

Common Stock

We have entered into an Open Market Sale Agreement, or sale agreement, with Jefferies LLC relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sale agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $150,000,000 from time to time through Jefferies LLC, acting as sales agent.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CRBP.” On March 8, 2024, the last reported sales price of our common stock on The Nasdaq Capital Market was $44.93 per share.

Investing in our common stock involves risks. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Upon delivery of a placement notice, and subject to our instructions in that notice and the terms and conditions of the sale agreement generally, Jefferies LLC may sell our common stock by any method permitted by law deemed to be an “at-the-market offering” as defined by Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Jefferies LLC is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Jefferies LLC and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Jefferies LLC will be entitled to compensation at a fixed commission rate equal to 3% of the gross sales price per share sold. In connection with the sale of our common stock on our behalf, Jefferies LLC will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Jefferies LLC will be deemed to be underwriting commissions or discounts. See “Plan of Distribution” beginning on page 13 for additional information regarding the compensation to be paid to Jefferies LLC.

The date of this prospectus is March 20, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, we may offer shares of our common stock having an aggregate offering price of up to $150,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering.

We provide information to you about this offering of shares of our common stock in this at-the-market sale agreement prospectus, which describes the specific terms of this offering of common stock. To the extent there is a conflict between the information contained in this at-the-market sale agreement prospectus, on the one hand, and the information contained in any document incorporated by reference that was filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this at-the-market sale agreement prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized anyone to provide you with information different from or inconsistent with the information contained in or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this entire prospectus and the documents incorporated by reference in this prospectus in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Additional Information” and “Incorporation of Certain Information by Reference.”

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

All references in this prospectus to “Corbus,” the “Company,” “we,” “us,” or “our” mean Corbus Pharmaceuticals Holdings, Inc. and its subsidiaries unless we state otherwise or the context otherwise indicates. This prospectus and the information incorporated herein by reference contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated herein, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this common stock offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus, including the information under the caption “Risk Factors” and the information we incorporate by reference, in its entirety.

Overview

Corbus Pharmaceuticals Holdings, Inc. (the “Company” or “Corbus”) is a precision oncology company with a diversified portfolio and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Our pipeline is comprised of two experimental drugs targeting solid tumors: CRB-701, a next-generation antibody drug conjugate (“ADC”) that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload and CRB-601, an anti-integrin monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells. The pipeline also includes CRB-913, a highly peripherally restricted cannabinoid type-1 (“CB1”) receptor inverse agonist for the treatment of obesity.

Our oncology pipeline:

•
CRB-701 is a next-generation ADC targeting the expression of Nectin-4 on cancer cells to release a cytotoxic payload. In February 2023 we obtained a license from CSPC Megalith Biopharmaceutical Co. Ltd ("CSPC"), a subsidiary of CSPC Pharmaceutical Group Limited, to develop and commercialize the drug in the United States ("U.S."), Canada, the European Union (including the European Free Trade Area), the United Kingdom and Australia (the “CSPC License Agreement”). The Investigational New Drug (“IND”) application for CRB-701 was cleared by the U.S. Food and Drug Administration (“FDA”) in 2022 and the drug is currently being investigated by CSPC in a Phase 1 dose-escalation clinical trial in patients with advanced solid tumors in China. On January 26, 2024, we presented data from the Phase 1 dose-escalation trial in China for the first eighteen patients reflective of the first six dose cohorts. The data was presented at ASCO-GU. The emerging clinical data shows that CRB-701 was well-tolerated and demonstrated an overall response rate ("ORR") of 43% and a disease control rate ("DCR") of 71% in the seven patients who received doses predicted to be therapeutically relevant. We are on schedule to bridge data from this Phase 1 clinical trial in China to commence a Phase 1 clinical trial in the U.S. during the first quarter of 2024.
•
CRB-601 is a potent and selective anti-αvβ8 monoclonal antibody that blocks the activation of latent TGFβ found on cancer cells. In pre-clinical models, CRB-601 demonstrates enhanced anti-tumor activity when combined with an anti-PD-1 checkpoint inhibitor compared to each single agent on its own. The data suggests that blockade of latent TGFβ production by CRB-601 can lead to changes in immune cell infiltration in the tumor microenvironment thus potentially enhancing the benefit of PD-1 blockade. CRB-601 is being developed as a potential treatment for patients with solid tumors in combination with existing therapies, including checkpoint inhibitors. On January 9, 2024, we announced that the FDA cleared the IND for CRB-601 and we expect to enroll the first patient in a Phase 1 study in the summer of 2024.

Our obesity pipeline:

•
CRB-913 is a second-generation highly peripherally restricted CB1 receptor inverse agonist designed to treat obesity. In a diet-induced obesity ("DIO") mouse model, CRB-913 demonstrates a reduction in body weight, body fat content, leptinemia, insulin resistance, liver triglycerides, liver fat deposits, and improvements in liver histology. These outcomes were further improved when CRB-913 was used in combination with incretin analogs (tirzepatide, semaglutide, or liraglutide). We are currently conducting IND enabling studies and we expect to file an IND in the fourth quarter of 2024.

Corporate Information

Our principal executive offices are located at 500 River Ridge Drive, Norwood, Massachusetts 02062, and our telephone number is (617) 963-0100. Our website address is www.corbuspharma.com. We have included our website address as an inactive textual reference only and our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our securities.

THE OFFERING

Common stock offered by us	Shares of our common stock having an aggregate offering price of up to $150,000,000.

Common stock to be outstanding after this offering

Up to 7,762,209 shares of common stock, assuming sales of 3,338,526 shares in this offering at a public offering price of $44.93 per share, which was the closing price of our common stock on The Nasdaq Capital Market, or Nasdaq, on March 8, 2024. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering	“At-the-market” offering that may be made from time to time through our sales agent, Jefferies LLC (“Jefferies”). See “Plan of Distribution” beginning on page 13 of this prospectus.

Use of Proceeds

We currently intend to use the net proceeds from this offering to fund our continued development of CRB-701, CRB-601, CRB-913 and our other pre-clinical compounds, as well as for general corporate purposes, which may include funding acquisitions or investments in businesses, products or technologies that are complementary, increasing our working capital, reducing indebtedness, and capital expenditures. See “Use of Proceeds” on page 10 of this prospectus.

Risk Factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Capital Market symbol	“CRBP”

The number of shares of common stock to be outstanding after this offering is based on 4,423,683 shares of common stock outstanding on December 31, 2023 and excludes:

•	708,762 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $63.96 per share, of which 407,882 options were vested as of December 31, 2023;

•	17,911 shares of common stock issuable upon the vesting of restricted stock units as of December 31, 2023;

•

50,207 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $283.81 per share, of which 50,207 warrants were exercisable as of December 31, 2023;

•	899,015 shares of our common stock available for future issuance under our 2014 Equity Compensation Plan as of December 31, 2023;

•	939,388 shares issued and sold pursuant to the sale agreement between December 31, 2023 and January 30, 2024; and

•	4,973,750 shares issued and sold in an underwritten offering that closed on February 2, 2024 (the “February Offering").

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. Prior to making a decision about investing in our shares of common stock, you should carefully consider the following risks, uncertainties and assumptions, as well as those discussed under Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, together with information in this prospectus and any other information incorporated by reference into this prospectus, including the risk factors set forth below. See the sections of this prospectus entitled “Additional Information” and “Incorporation of Certain Information by Reference.” Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements” for information relating to these forward-looking statements.

Risks Relating to the Offering and our Common Stock

You may experience immediate and substantial dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered may be higher than the book value per share of our common stock, you may suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering. In addition, we have a significant number of options and restricted stock outstanding. If the holders of these securities exercise them or become vested in them, as applicable, you may incur further dilution.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We have agreed, without the prior written consent of Jefferies and subject to certain exceptions set forth in the sale agreement, not to sell or otherwise dispose of any common stock or securities convertible into or exchangeable for shares of common stock, warrants or any rights to purchase or acquire common stock during the period beginning on the third trading day immediately prior to the delivery of any placement notice delivered by us to Jefferies and ending on the third trading day immediately following the final settlement date with respect to the shares sold pursuant to such notice. We have further agreed, subject to certain exceptions set forth in the sale agreement, not to sell or otherwise dispose of any common stock or securities convertible into or exchangeable for shares of common stock, warrants or any rights to purchase or acquire common stock in any other “at-the-market” or continuous equity transaction prior to the termination of the sale agreement with Jefferies. It is possible that we could issue and sell additional shares of our common stock in the public markets. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Our share price has been and could remain volatile.

The market price of our common stock has historically experienced and may continue to experience significant volatility. From March 1, 2023 through March 1, 2024, the market price of our common stock has fluctuated from a high of $46.19 per share, to a low of $2.11 per share. Our progress in developing and commercializing our products, the impact of government regulations on our products and industry, the potential sale of a large volume of our common stock by stockholders, our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially with significant market losses. If our stockholders sell a substantial number of shares of common stock, especially if those sales are made during a short period of time, those sales could adversely affect the market price of our common stock and could impair our ability to raise capital. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we could be subject to a securities class action litigation as a result of volatility in the price of our stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering will be used to fund our continued development of CRB-701, CRB-601, CRB-913 and our other pre-clinical compounds, as well as for general corporate purposes, which may include funding acquisitions or investments in businesses, products or technologies that are complementary, increasing our working capital, reducing indebtedness, and capital expenditures. We have no current commitments or obligations to in-license, acquire or invest in complementary businesses or products.

You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds from this offering may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Future sales of shares by existing stockholders could cause our stock price to decline.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock.

As of December 31, 2023, we had outstanding options to purchase an aggregate of 708,762 shares of our common stock at a weighted average exercise price of $63.96 per share, 17,911 shares of common stock issuable upon the vesting of restricted stock units, and warrants to purchase an aggregate of 50,207 shares of our common stock at a weighted average exercise price of $283.81 per share. The exercise of such outstanding options and warrants and vesting of restricted stock units will result in further dilution of your investment. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

The actual number of shares of common stock we will issue under the sale agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the sale agreement and compliance with applicable law, we have the discretion to deliver a placement notice to Jefferies at any time throughout the term of the sale agreement. The per share price of the shares of common stock that are sold after delivering a placement notice will fluctuate based on the market price of our common stock during the sales period and limits we set. Because the price per share of each share of common stock sold will fluctuate based on the market price of our common stock during the sales period, it is not possible at this stage to predict the number of shares of common stock that will be ultimately issued.

The common stock offered hereby will be sold in “at-the-market offerings,” and investors who buy shares of common stock at different times will likely pay different prices.

Investors who purchase shares of common stock in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and number of shares of our common stock sold, and there is no minimum or maximum sales price required by the sale agreement, although our board of directors may from time to time establish a minimum sales price at which we may sell shares of our common stock in this offering. Investors may experience a decline in the value of their common stock as a result of common stock sales made at prices lower than the prices they paid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference contain forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus regarding our strategy, future events, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	our history of operating losses;

•	our anticipated timing for clinical development, regulatory submissions, commencement and completion of clinical trials and product approvals;

•

the results of our clinical trials and pre-clinical studies, including the possibility of unfavorable clinical trial results or pre-clinical data, of adverse safety findings, or that results from our clinical trials will differ from results in past clinical trials or pre-clinical studies;

•	actual or anticipated variations in our operating results;

•	our cash position;

•	market conditions in our industry;

•	our current and future capital requirements and our ability to satisfy our capital needs;

•	our ability to complete required clinical trials of our product candidates and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

•	our ability to maintain or protect the validity of our patents and other intellectual property;

•	our ability to retain key personnel;

•	our ability to internally develop new product candidates, intellectual property, and other product candidates we may acquire and/or license;

•	interpretations of current laws and the passages of future laws;

•	acceptance of our business model by investors;

•	the accuracy of our estimates regarding expenses and capital requirements;

•	our ability to adequately support growth;

•	our expectations related to the use of proceeds from this offering and prior offerings and other financing activities; and

•	our estimates regarding expenses, future revenue, capital requirements and ability to satisfy our capital needs.

Forward-looking statements may also concern our expectations relating to our subsidiaries. We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus and the information incorporated herein.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus and the information incorporated herein, particularly in “Risk Factors,” that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus, the documents that we incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2023, and the documents that we have filed as exhibits to our filings with the SEC completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sale agreement with Jefferies as a source of financing. We currently intend to use the net proceeds from this offering to fund our continued development of CRB-701, CRB-601, CRB-913 and our other pre-clinical compounds, as well as for general corporate purposes, which may include funding acquisitions or investments in businesses, products or technologies that are complementary, increasing our working capital, reducing indebtedness, and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes and, as a result, management will retain broad discretion over the allocation of net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from this offering in a manner other than as described in this prospectus. Pending their uses, we intend to invest the net proceeds of this offering in interest-bearing bank accounts or in short-term, interest-bearing, investment-grade securities.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the price per share you pay in this offering and our pro forma net tangible book value per share after this offering. We calculate net tangible book value (deficit) per share by dividing our net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value (deficit) as of December 31, 2023 was approximately $(10.0) million, or $2.25 per share.

After giving effect to the sale of 939,388 shares under the sale agreement between December 31, 2023 and January 30, 2024, and the sale of 4,973,750 shares in the February Offering, our pro forma net tangible book value as of December 31, 2023 would have been approximately $99.0 million, or $9.58 per share of common stock.

Net tangible book value per share after this offering gives effect to the sale of $150.0 million of common stock in this offering at an assumed offering price of $44.93 per share, which was the closing price of our common stock as reported on Nasdaq on March 8, 2024, after deducting offering commissions and estimated expenses payable by us. Our pro forma as adjusted net tangible book value as of December 31, 2023, after giving effect to this offering as described above, would have been approximately $244.2 million, or $17.85 per share of common stock. This represents an immediate increase in net tangible book value of $20.10 per share to existing stockholders and an immediate dilution of $27.08 per share to new investors purchasing our common stock in this offering. The following table illustrates the per share dilution:

Assumed offering price per share		$44.93
Net tangible book value (deficit) per share as of December 31, 2023	$(2.25)
Increase in net tangible book value per share attributable to sales under the sale agreement between December 31, 2023 and January 30, 2024 and the February Offering	$11.83
Pro forma net tangible book value per share as of December 31, 2023	$9.58
Increase in pro forma net tangible book value per share attributable to new investors in this offering	$8.27
Pro forma as adjusted net tangible book value per share as of December 31, 2023, after giving effect to this offering		$17.85
Dilution per share to new investors in this offering		$27.08

The above discussion and table are based on 4,423,683 shares of our common stock outstanding as of December 31, 2023 and excludes, as of that date:

•	708,762 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $63.96 per share, of which 407,882 options were vested as of December 31, 2023;

•	17,911 shares of common stock issuable upon the vesting of restricted stock units as of December 31, 2023;

•

50,207 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $283.81 per share, of which 50,207 warrants were exercisable as of December 31, 2023; and

•	899,015 shares of our common stock available for future issuance under our 2014 Equity Compensation Plan as of December 31, 2023.

The information discussed above is illustrative only and actual results will differ based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus. The shares sold in this offering, if any, will be sold from time to time at various prices. To the extent that options or warrants are exercised, new options are issued under our 2014 Equity Compensation Plan, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

We have entered into a sale agreement, as amended on May 31, 2023, with Jefferies, under which we may offer and sell up to $150,000,000 of our shares of common stock from time to time through Jefferies acting as agent. Sales of our shares of common stock, if any, under this prospectus and the accompanying prospectus will be made by any method that is deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act.

Each time we wish to issue and sell our shares of common stock under the sale agreement, we will notify Jefferies of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed Jefferies, unless Jefferies declines to accept the terms of such notice, Jefferies has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The obligations of Jefferies under the sale agreement to sell our shares of common stock are subject to a number of conditions that we must meet.

The settlement of sales of shares between us and Jefferies is generally anticipated to occur on the second trading day following the date on which the sale was made. Sales of our shares of common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and Jefferies may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay Jefferies a commission equal to 3% of the aggregate gross proceeds we receive from each sale of our shares of common stock. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we reimbursed Jefferies $75,000 for the fees and disbursements of its counsel in connection with the execution of the amendment to the sale agreement and agreed to reimburse Jefferies for certain ongoing disbursements of its legal counsel. In accordance with Rule 5110 of the Financial Industry Regulatory Authority, Inc., these reimbursed fees and expenses are deemed sales compensation in connection with this offering. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to Jefferies under the terms of the sale agreement, will be approximately $275,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on The Nasdaq Capital Market on the day following each day on which our shares of common stock are sold under the sale agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the proceeds to us.

In connection with the sale of our shares of common stock on our behalf, Jefferies will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of our shares of common stock pursuant to the sale agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the sale agreement and (ii) the termination of the sale agreement as permitted therein. We and Jefferies may each terminate the sale agreement at any time upon five trading days’ prior notice.

This summary of the material provisions of the sale agreement does not purport to be a complete statement of its terms and conditions. A copy of the sale agreement is filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other financial services for us and our affiliates, for which services they may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on a website maintained by Jefferies, and Jefferies may distribute the prospectus supplement and the accompanying prospectus electronically.

LEGAL MATTERS

The validity of the common stock being offered will be passed upon for us by Lowenstein Sandler LLP, New York, New York. Covington & Burling LLP, New York, New York is counsel for Jefferies in connection with this offering.

EXPERTS

The consolidated balance sheets of Corbus Pharmaceuticals Holdings, Inc. and Subsidiaries as of December 31, 2023 and 2022 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which expresses an unqualified opinion on the financial statements. Such consolidated financial statements have been incorporated herein by reference in reliance on the reports of such firm, given upon their authority as experts in auditing and accounting.

ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the Securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at http://www.corbuspharma.com. We have included our website address as an inactive textual reference only and our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus.

We will provide you without charge, upon your oral or written request, with an electronic or paper copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Corbus Pharmaceuticals Holdings, Inc.

500 River Ridge Drive

Norwood, MA 02062

Telephone number: (617) 963-0100

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 12, 2024;

•

Our Current Reports on Form 8-K filed with the SEC on January 9, 2024, January 26, 2024, January 29, 2024, January 31, 2024, February 1, 2024 (as amended on February 2, 2024), and February 6, 2024 (other than any portions thereof deemed furnished and not filed); and

•

The description of our common stock, par value $0.0001 per share, contained in our Form 8-A filed on April 14, 2015, including any amendment or report filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.10 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 7, 2023.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of the initial registration statement and the effectiveness of the registration statement, and following the effectiveness of the registration statement until the termination of the offering of the securities hereunder, will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Additional Information” above.

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Statements contained in this prospectus and any document incorporated by reference as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement or any incorporated document, each statement being so qualified by this reference.

Up to $150,000,000

Common Stock

PROSPECTUS

March 20, 2024